Exhibit 99.2
FIRST AMENDMENT TO
THE CROSSFIRST BANKSHARES, INC.

EMPLOYEE STOCK PURCHASE PLAN
As Amended and Restated Effective May 11, 2021

Pursuant to Sections 18.8 and 18.10 of the CrossFirst Bankshares, Inc.

Employee Stock Purchase
Plan (the “Plan”) and at the direction of the Compensation Committee of the Board of Directors,
CrossFirst Bankshares, Inc. (the “Company”) hereby amends the Plan as follows:
1.

Effective as of May 11, 2021, Section 13.1 of the Plan shall be amended to read as follows:
13.1

Number

of

shares

of

Common

Stock.

A

total

of

950,000

shares

of

Common Stock

have

been
reserved as authorized for the grant of

options under the Plan. The

shares of Common Stock may be newly
issued shares of Common Stock or shares of Common Stock acquired from other stockholders.

2.

Except as specifically set forth herein, the terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF , the Company has caused this First Amendment to be executed on the date set forth above.

CrossFirst Bankshares, Inc.

By:

/s/ Michael J. Maddox

Michael J. Maddox
Chief Executive Officer